Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Equity Incentive Plan of Ferrari N.V. of our reports dated March 3, 2017, with respect to the consolidated financial statements of Ferrari N.V. and the effectiveness of internal control over financial reporting of Ferrari N.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young S.p.A.
Milan, Italy
September 1, 2017